Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements No. 333-266391 on Form F-3, No. 333-281111 on Form F-4 and Nos. 333-240248, 333-228053, 333-217073, 333-208728, 333-199835, 333-191625, 333-185538 and 333-178186 on Form S-8 of Banco Bilbao Vizcaya Argentaria, S.A. of our reports dated February 21, 2025, with respect to the consolidated financial statements of Banco Bilbao Vizcaya Argentaria, S.A., and the effectiveness of internal control over financial reporting of Banco Bilbao Vizcaya Argentaria, S.A., included in this Annual Report (Form 20-F) of Banco Bilbao Vizcaya Argentaria, S.A. for the year ended December 31, 2024.

/s/ Ernst & Young, S.L.

Madrid, Spain
February 21, 2025